Exhibit 5.1

Our ref VSL/756509-000007/29973124v1

Email vivian.lee@maples.com

WiMi Hologram Cloud Inc.

No. 6, Xiaozhuang, #101A

Chaoyang District, Beijing

People’s Republic of China

9 August 2024

WiMi Hologram Cloud Inc.

We have acted as counsel as to Cayman Islands law to WiMi Hologram Cloud Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company’s registration statement on Form F-3 dated 9 August 2024 (the “Registration Statement”) relating to securities to be issued and sold by the Company from time to time (“Securities”), up to US$300,000,000 of any combination, together or separately, of the following securities:

a)	class B ordinary shares of the Company of par value US$0.0001 per share (“Class B Ordinary Shares”);

b)	preferred shares of the Company of par value US$0.001 per share (“Preferred Shares”);

c)	debt securities, which may include debt securities convertible into Class B Ordinary Shares, and which may be secured or unsecured, and which may be senior debt securities, senior subordinated debt securities or subordinated debt securities of the Company (collectively, “Debt Securities”), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities (the “Indentures”);

d)	warrants to purchase Class B Ordinary Shares (“Warrants”), such Warrants to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants (“Warrant Agreements”);

e)	subscription rights to purchase Class B Ordinary Shares in the Company (“Subscription Rights”) to be issued under standby underwriting agreements to be entered into among the Company and one or more underwriters for such Rights thereunder (the “Subscription Rights Agreements”); and

f)	units composed of any combination of Class B Ordinary Shares, Preferred Shares, Debt Securities, Warrants or Subscription Rights (“Units”), such Units to be issued under unit agreements to be entered into between the Company and a unit agent for such Units (“Unit Agreements”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 16 August 2018 issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 24 July 2019 and effective immediately prior to the completion of the initial public offering of the Company’s American depositary shares representing its Class B Ordinary Shares (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 5 August 2024 (the “Board Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 5 August 2024 (the “Certificate of Good Standing”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraph 1 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.4	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from offering, selling or issuing the Securities or entering into and performing its obligations under the Securities Documents.

2.5	There will be sufficient Class B Ordinary Shares and Preferred Shares authorised for issue under the Memorandum and Articles to enable the Company to issue the Securities.

2.6	The Company will receive money or money’s worth in consideration for the issue of the Class B Ordinary Shares and the Preferred Shares, and none of the Class B Ordinary Shares or the Preferred Shares will be issued for less than their par value.

2.7	The Debt Securities and the Indentures, the Warrants and the Warrant Agreements, the Subscription Rights and the Subscription Rights Agreements, and the Units and the Unit Agreements (together, the “Securities Documents”) will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.8	The Securities Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.9	The choice of the laws of the State of New York as the governing law of the Securities Documents has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.10	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Securities Documents.

2.11	The Debt Securities, the Warrants, the Subscription Rights and the Units will respectively be issued and authenticated as required in accordance with the provisions of a duly authorised, executed and delivered Indenture, Warrant Agreement, Rights Agreement and Unit Agreement.

2.12	The Securities Documents will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.13	No monies paid to or for the account of any party under the Securities Documents or any property received or disposed of by any party to the Securities Documents in each case in connection with the Securities Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.14	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

2.15	The offer, sale, and issue of Securities under and pursuant to the Registration Statement will be of commercial benefit to the Company.

2.16	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	With respect to the Class B Ordinary Shares and the Preferred Shares, when (i) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Class B Ordinary Shares or Preferred Shares, as the case may be, has been recorded in the Company’s register of members (shareholders) (the “Register of Members”); and (iii) the subscription price of such Class B Ordinary Shares or Preferred Shares, as the case may be, (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the Board, the Class B Ordinary Shares or the Preferred Shares, as the case may be, will be duly authorised, validly issued, fully paid and non-assessable.

3.3	With respect to each issue of Debt Securities, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities and the Debt Securities shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

3.4	With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.5	With respect to each issue of the Subscription Rights, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Subscription Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Subscription Rights Agreement relating to the Subscription Rights and the Subscription Rights shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) the certificates representing the Rights have been duly executed, countersigned, registered and delivered in accordance with the Subscription Rights Agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Subscription Rights will be duly authorised, legal and binding obligations of the Company.

3.6	With respect to each issue of Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as unit agent thereunder; and (iii) the certificates representing the Units have been duly executed, countersigned, registered and delivered in accordance with the Unit Agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Units will be duly authorised, legal and binding obligations of the Company.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Securities Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Securities Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Securities Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Securities Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Securities Documents which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Securities Documents.

4.4	We have not reviewed any of the Securities Documents, and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Securities Documents and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we come within in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

We express no view as to the commercial terms of the Securities Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Securities Documents and express no opinion or observation upon the terms of any such document.

This opinion letter may be relied upon by counsel to the Company as to the laws of the United States for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

Yours faithfully

Maples and Calder (Hong Kong) LLP